News Release	The Procter & Gamble Company
One P&G Plaza
Cincinnati, OH 45202

P&G ANNOUNCES FISCAL YEAR 2024 FIRST QUARTER RESULTS
Net Sales +6%; Organic Sales +7%
Diluted EPS and Core EPS $1.83, each +17%
UPDATES ALL-IN SALES GROWTH OUTLOOK
MAINTAINS FISCAL YEAR 2024 ORGANIC SALES AND EPS GROWTH GUIDANCE RANGES

CINCINNATI, October 18, 2023 - The Procter & Gamble Company (NYSE:PG) reported first quarter fiscal year 2024 net sales of $21.9 billion, an increase of six percent versus the prior year. Organic sales, which excludes the impacts of foreign exchange and acquisitions and divestitures, increased seven percent. Diluted net earnings per share were $1.83, an increase of 17% versus prior year.
Operating cash flow was $4.9 billion, and net earnings were $4.6 billion for the quarter. Adjusted free cash flow productivity was 97%, which is calculated as operating cash flow excluding capital spending and certain other items, as a percentage of net earnings. The Company returned $3.8 billion of cash to shareowners via approximately $2.3 billion of dividend payments and $1.5 billion of common stock repurchases.

First Quarter ($ billions, except EPS)
GAAP	2024	2023	% Change	Non-GAAP*	2024	2023	% Change
Net Sales	21.9	20.6	6%	Organic Sales	n/a	n/a	7%
Diluted EPS	1.83	1.57	17%	Core EPS	1.83	1.57	17%
*Please refer to Exhibit 1 - Non-GAAP Measures for the definition and reconciliation of these measures to the related GAAP measures.
“We delivered very strong results in the first quarter of fiscal year 2024, putting us on track to deliver towards the higher end of our fiscal year guidance ranges for organic sales and core EPS growth,” said Jon Moeller, Chairman of the Board, President and Chief Executive Officer. “We remain committed to our integrated strategy of a focused product portfolio of daily use categories where performance drives brand choice, superiority — across product performance, packaging, brand communication, retail execution and consumer and customer value — productivity, constructive disruption and an agile and accountable organization. The P&G team’s execution of this strategy has enabled us to build and sustain strong momentum. We have confidence this remains the right strategy to deliver balanced growth and value creation.”

July - September Quarter Discussion
Net sales in the first quarter of fiscal year 2024 were $21.9 billion, a six percent increase versus the prior year. Unfavorable foreign exchange had a one percent impact on net sales. Organic sales, which exclude the impacts of foreign exchange and acquisitions and divestitures, increased seven percent. The organic sales increase was driven by a seven percent increase from higher pricing and one percent increase due to favorable product mix, partially offset by a one percent decrease in shipment volumes.

July - September 2023	Volume	Foreign Exchange	Price	Mix	Other (2)	Net Sales	Organic Volume	Organic Sales
Net Sales Drivers (1)
Beauty	—%	(3)%	7%	(2)%	1%	3%	—%	5%
Grooming	(2)%	(3)%	9%	1%	1%	6%	(2)%	9%
Health Care	2%	1%	6%	2%	—%	11%	2%	10%
Fabric & Home Care	(1)%	(1)%	8%	1%	1%	8%	—%	9%
Baby, Feminine & Family Care	(3)%	(2)%	8%	2%	—%	5%	(3)%	7%
Total P&G	(1)%	(1)%	7%	1%	—%	6%	(1)%	7%
(1)Net sales percentage changes are approximations based on quantitative formulas that are consistently applied.
(2)Other includes the sales mix impact from acquisitions and divestitures and rounding impacts necessary to reconcile volume to net sales.
•Beauty segment organic sales increased five percent versus year ago. Skin and Personal Care organic sales grew low single digits as higher pricing and innovation-based volume growth were partially offset by unfavorable mix due to lower sales of SK-II. Hair Care organic sales increased high single digits driven primarily by increased pricing.
•Grooming segment organic sales increased nine percent versus year ago as higher pricing and favorable product mix were partially offset by pricing-related volume declines. All regions grew organic sales.
•Health Care segment organic sales increased ten percent versus year ago. Oral Care organic sales increased high single digits due to increased pricing and favorable product mix. Personal Health Care organic sales increased double digits due to increased pricing and volume growth due to innovation and strong demand for respiratory products.
•Fabric and Home Care segment organic sales increased nine percent versus year ago. Fabric Care organic sales increased high single digits due to increased pricing and favorable product mix, partially offset by volume declines primarily in Asia. Home Care organic sales increased low teens due to increased pricing and favorable premium products mix.
•Baby, Feminine and Family Care segment organic sales increased seven percent versus year ago. Baby Care organic sales increased mid-single digits due to increased pricing and favorable product mix, partially offset by pricing-related volume declines. Organic sales grew in all regions. Feminine Care organic sales increased high single digits driven by increased pricing and favorable geographic and product mix, partially offset by pricing-related volume declines. All regions grew organic sales.

Family Care organic sales increased mid-single digits due to increased pricing, partially offset by unfavorable pack size mix.
Diluted net earnings per share increased by 17% to $1.83, driven by an increase in net sales and an increase in operating margin. Currency-neutral EPS were up 21% versus the prior year EPS.
Gross margin for the quarter increased 460 basis points versus year ago, 520 basis points on a currency-neutral basis. The increase was driven by benefits of 330 basis points from increased pricing, 160 basis points of favorable commodity costs and 150 basis points from gross productivity savings. These were partially offset by 60 basis points of negative product mix and 60 basis points of product reinvestments and other impacts.
Selling, general and administrative expense (SG&A) as a percentage of sales increased 220 basis points versus year ago and 180 basis points on a currency-neutral basis. The increase was driven by 260 basis points of marketing investments, 140 basis points of wage inflation and other impacts, partially offset by 160 basis points of net sales growth leverage and 60 basis points of productivity savings.
Operating margin for the quarter increased 240 basis points versus the prior year, 340 basis points on a currency-neutral basis. Operating margin included gross productivity savings of 210 basis points.
Fiscal Year 2024 Guidance
P&G adjusted its guidance range for fiscal 2024 all-in sales growth to be in the range of two to four percent versus the prior year. Foreign exchange is now expected to be a headwind of approximately one to two percentage points to all-in sales growth. The Company maintained its outlook for organic sales growth in the range of four to five percent.
P&G maintained its fiscal 2024 diluted net earnings per share growth in the range of six to nine percent versus fiscal 2023 EPS of $5.90. This outlook equates to a range of $6.25 to $6.43 per share. The Company highlighted that it is maintaining the EPS range despite an incremental $600 million dollars after tax of foreign exchange headwinds since its initial fiscal 2024 guidance in late July.
The Company said it expects tailwinds of approximately $800 million after tax due to favorable commodity costs for fiscal year 2024. However, unfavorable foreign exchange rates are now expected to be a headwind of approximately $1 billion after tax. The Company continues to expect the net impact of interest expense and interest income to be a headwind of approximately $200 million after tax.

The Company is unable to reconcile its forward-looking non-GAAP cash flow and tax rate measures without unreasonable efforts given the unpredictability of the timing and amounts of discrete items, such as acquisitions, divestitures, or impairments, which could significantly impact GAAP results.
P&G now expects an effective tax rate of approximately 21% in fiscal 2024.
Capital spending is now estimated to be approximately 4.5% of fiscal 2024 net sales.
P&G continues to expect adjusted free cash flow productivity of 90% and expects to pay more than $9 billion in dividends and to repurchase $5 to $6 billion of common shares in fiscal 2024.

Forward-Looking Statements
Certain statements in this release, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words "believe," "project," "expect," "anticipate," "estimate," "intend," "strategy," "future," "opportunity," "plan," "may," "should," "will," "would," "will be," "will continue," "will likely result" and similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, except to the extent required by law.
Risks and uncertainties to which our forward-looking statements are subject include, without limitation: (1) the ability to successfully manage global financial risks, including foreign currency fluctuations, currency exchange or pricing controls and localized volatility; (2) the ability to successfully manage local, regional or global economic volatility, including reduced market growth rates, and to generate sufficient income and cash flow to allow the Company to effect the expected share repurchases and dividend payments; (3) the ability to manage disruptions in credit markets or to our banking partners or changes to our credit rating; (4) the ability to maintain key manufacturing and supply arrangements (including execution of supply chain optimizations and sole supplier and sole manufacturing plant arrangements) and to manage disruption of business due to various factors, including ones outside of our control, such as natural disasters, acts of war (including the Russia-Ukraine War) or terrorism or disease outbreaks; (5) the ability to successfully manage cost fluctuations and pressures, including prices of commodities and raw materials and costs of labor, transportation, energy, pension and healthcare; (6) the ability to stay on the leading edge of innovation, obtain necessary intellectual property protections and successfully respond to changing consumer habits, evolving digital marketing and selling platform requirements and technological advances attained by, and patents granted to, competitors; (7) the ability to compete with our local and global competitors in new and existing sales channels, including by successfully responding to competitive factors such as prices, promotional incentives and trade terms for products; (8) the ability to manage and maintain key customer relationships; (9) the ability to protect our reputation and brand equity by successfully managing real or perceived issues, including concerns about safety, quality, ingredients, efficacy, packaging content, supply chain practices or similar matters that may arise; (10) the ability to successfully manage the financial, legal, reputational and operational risk associated with third-party relationships, such as our suppliers, contract manufacturers, distributors, contractors and external business partners; (11) the ability to rely on and maintain key company and third-party information and operational technology systems, networks and services and maintain the security and functionality of such systems, networks and services and the data contained therein; (12) the ability to successfully manage uncertainties related to changing political and geopolitical conditions and potential implications such as exchange rate fluctuations and market contraction; (13) the ability to successfully manage current and expanding regulatory and legal requirements and matters (including, without limitation, those laws and regulations involving product liability, product and packaging composition, intellectual property, labor and employment, antitrust, privacy and data protection, tax, the environment, due diligence, risk oversight, accounting and financial reporting) and to resolve new and pending matters within current estimates; (14) the ability to manage changes in applicable tax laws and regulations; (15) the ability to successfully manage our ongoing acquisition, divestiture and joint venture activities, in each case to achieve the Company's overall business strategy and financial objectives, without impacting the delivery of base business objectives; (16) the ability to successfully achieve productivity improvements and cost savings and manage ongoing organizational changes while successfully identifying, developing and retaining key employees, including in key growth markets where the availability of skilled or experienced employees may be limited; (17) the ability to successfully manage the demand, supply and operational challenges, as well as governmental responses or mandates, associated with a disease outbreak, including epidemics, pandemics or similar widespread public health concerns; (18) the ability to manage the uncertainties, sanctions and economic effects from the war between Russia and Ukraine; and (19) the ability to successfully achieve our ambition of reducing our greenhouse gas emissions and delivering progress towards our environmental sustainability priorities. For additional information concerning factors that could cause actual results and events to differ materially from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

About Procter & Gamble
P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit https://www.pg.com for the latest news and information about P&G and its brands. For other P&G news, visit us at https://www.pg.com/news.
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P&G Media Contacts:
Erica Noble, 513.271.1793
Jennifer Corso, 513.983.2570
P&G Investor Relations Contact:
John Chevalier, 513.983.9974

Category: PG-IR

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
Consolidated Earnings Information
	Three Months Ended September 30
Amounts in millions except per share amounts	2023	2022	% Chg
NET SALES	$21,871	$20,612	6%
Cost of products sold	10,501	10,846	(3)%
GROSS PROFIT	11,371	9,766	16%
Selling, general and administrative expense	5,604	4,827	16%
OPERATING INCOME	5,767	4,939	17%
Interest expense	(225)	(123)	83%
Interest income	128	42	205%
Other non-operating income, net	132	139	(5)%
EARNINGS BEFORE INCOME TAXES	5,802	4,997	16%
Income taxes	1,246	1,034	21%
NET EARNINGS	4,556	3,963	15%
Less: Net earnings attributable to noncontrolling interests	35	24	46%
NET EARNINGS ATTRIBUTABLE TO PROCTER & GAMBLE	$4,521	$3,939	15%

EFFECTIVE TAX RATE	21.5%	20.7%

NET EARNINGS PER SHARE (1)
Basic	$1.89	$1.62	17%
Diluted	$1.83	$1.57	17%

DIVIDENDS PER COMMON SHARE	$0.9407	$0.9133
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,475.2	2,503.6

COMPARISONS AS A % OF NET SALES			Basis Pt Chg
Gross profit	52.0%	47.4%	460
Selling, general and administrative expense	25.6%	23.4%	220
Operating income	26.4%	24.0%	240
Earnings before income taxes	26.5%	24.2%	230
Net earnings	20.8%	19.2%	160
Net earnings attributable to Procter & Gamble	20.7%	19.1%	160
(1)Basic net earnings per share and Diluted net earnings per share are calculated on Net earnings attributable to Procter & Gamble.
Certain columns and rows may not add due to rounding.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
Consolidated Earnings Information
	Three Months Ended September 30, 2023
Amounts in millions	Net Sales	% Change Versus Year Ago	Earnings/(Loss) Before Income Taxes	% Change Versus Year Ago	Net Earnings/(Loss)	% Change Versus Year Ago
Beauty	$4,097	3%	$1,249	(2)%	$971	(4)%
Grooming	1,724	6%	533	6%	421	4%
Health Care	3,074	11%	889	11%	689	12%
Fabric & Home Care	7,646	8%	2,031	32%	1,569	34%
Baby, Feminine & Family Care	5,186	5%	1,408	33%	1,075	34%
Corporate	144	N/A	(308)	N/A	(168)	N/A
Total Company	$21,871	6%	$5,802	16%	$4,556	15%

	Three Months Ended September 30, 2023
Net Sales Drivers (1)	Volume	Organic Volume	Foreign Exchange	Price	Mix	Other (2)	Net Sales
Beauty	—%	—%	(3)%	7%	(2)%	1%	3%
Grooming	(2)%	(2)%	(3)%	9%	1%	1%	6%
Health Care	2%	2%	1%	6%	2%	—%	11%
Fabric & Home Care	(1)%	—%	(1)%	8%	1%	1%	8%
Baby, Feminine & Family Care	(3)%	(3)%	(2)%	8%	2%	—%	5%
Total Company	(1)%	(1)%	(1)%	7%	1%	—%	6%
(1)Net sales percentage changes are approximations based on quantitative formulas that are consistently applied.
(2)Other includes the sales mix impact from acquisitions and divestitures and rounding impacts necessary to reconcile volume to net sales.
Certain columns and rows may not add due to rounding.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
	Three Months Ended September 30
Amounts in millions	2023	2022
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	$8,246	$7,214
OPERATING ACTIVITIES
Net earnings	4,556	3,963
Depreciation and amortization	702	663
Share-based compensation expense	125	105
Deferred income taxes	102	(130)
Gain on sale of assets	(3)	(1)
Changes in:
Accounts receivable	(830)	(740)
Inventories	(142)	(893)
Accounts payable and accrued and other liabilities	857	1,495
Other operating assets and liabilities	(671)	(454)
Other	208	62
TOTAL OPERATING ACTIVITIES	4,904	4,070
INVESTING ACTIVITIES
Capital expenditures	(925)	(890)
Proceeds from asset sales	3	5
Acquisitions, net of cash acquired	—	(2)
Other investing activity	(300)	55
TOTAL INVESTING ACTIVITIES	(1,222)	(832)
FINANCING ACTIVITIES
Dividends to shareholders	(2,290)	(2,255)
Additions to short-term debt with original maturities of more than three months	2,179	2,975
Reductions in short-term debt with original maturities of more than three months	(1,906)	(265)
Net additions to other short-term debt	2,172	1,727
Reductions in long-term debt	(1,004)	(1,877)
Treasury stock purchases	(1,500)	(4,000)
Impact of stock options and other	312	188
TOTAL FINANCING ACTIVITIES	(2,038)	(3,507)
EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(156)	(235)
CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	1,487	(504)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$9,733	$6,710
Certain columns and rows may not add due to rounding.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
Amounts in millions	September 30, 2023	June 30, 2023
Cash and cash equivalents	$9,733	$8,246
Accounts receivable	6,215	5,471
Inventories	7,117	7,073
Prepaid expenses and other current assets	1,875	1,858
TOTAL CURRENT ASSETS	24,940	22,648
Property, plant and equipment, net	21,636	21,909
Goodwill	40,239	40,659
Trademarks and other intangible assets, net	23,637	23,783
Other noncurrent assets	12,079	11,830
TOTAL ASSETS	$122,531	$120,829

Accounts payable	$14,435	$14,598
Accrued and other liabilities	10,912	10,929
Debt due within one year	11,811	10,229
TOTAL CURRENT LIABILITIES	37,158	35,756
Long-term debt	24,069	24,378
Deferred income taxes	6,814	6,478
Other noncurrent liabilities	6,477	7,152
TOTAL LIABILITIES	74,517	73,764
TOTAL SHAREHOLDERS' EQUITY	48,014	47,065
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$122,531	$120,829

Certain columns and rows may not add due to rounding.

The Procter & Gamble Company
Exhibit 1: Non-GAAP Measures
The following provides definitions of the non-GAAP measures used in Procter & Gamble's October 18, 2023 earnings release and the reconciliation to the most closely related GAAP measures. We believe that these measures provide useful perspective on underlying business trends (i.e., trends excluding non-recurring or unusual items) and results and provide a supplemental measure of period-to-period results. The non-GAAP measures described below are used by management in making operating decisions, allocating financial resources and for business strategy purposes. These measures may be useful to investors, as they provide supplemental information about business performance and provide investors a view of our business results through the eyes of management. These measures are also used to evaluate senior management and are a factor in determining their at-risk compensation. These non-GAAP measures are not intended to be considered by the user in place of the related GAAP measures but rather as supplemental information to our business results. These non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in method and in the items or events being adjusted. The Company is not able to reconcile its forward-looking non-GAAP cash flow and tax rate measures because the Company cannot predict the timing and amounts of discrete items such as acquisition and divestitures, which could significantly impact GAAP results.
Organic sales growth: Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions and divestitures and foreign exchange from year-over-year comparisons. We believe this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis. This measure is used in assessing achievement of management goals for at-risk compensation.
Currency-neutral gross margin: Currency-neutral gross margin is a measure of the Company's gross margin excluding the incremental current year impact of foreign exchange. Management believes this non-GAAP measure provides a supplemental perspective to the Company’s operating efficiency over time.
Currency-neutral selling, general and administrative (SG&A) expense as a percentage of net sales: Currency-neutral SG&A expense as a percentage of net sales is a measure of the Company's selling, general and administrative expenses excluding the incremental current year impact of foreign exchange. Management believes this non-GAAP measure provides a supplemental perspective to the Company's operating efficiency over time.

Currency-neutral operating margin: Currency-neutral operating margin is a measure of the Company's operating margin excluding the incremental current year impact of foreign exchange. Management believes this non-GAAP measure provides a supplemental perspective to the Company’s operating efficiency over time.
Core EPS: Core earnings per share, or Core EPS, is a measure of the Company's diluted net earnings per share adjusted as indicated. Management views this non-GAAP measure as a useful supplemental measure of Company performance over time. This measure is also used when evaluating senior management in determining their at-risk compensation. For the period covered by this release, there are no reconciling items for Core EPS.
Currency-neutral EPS: Currency-neutral EPS is a measure of the Company's EPS excluding the incremental current year impact of foreign exchange. Management views this non-GAAP measure as a useful supplemental measure of Company performance over time.
Adjusted free cash flow: Adjusted free cash flow is defined as operating cash flow less capital spending and excluding payments for the transitional tax resulting from the U.S. Tax Act. Adjusted free cash flow represents the cash that the Company is able to generate after taking into account planned maintenance and asset expansion. Management views adjusted free cash flow as an important measure because it is one factor used in determining the amount of cash available for dividends, share repurchases, acquisitions and other discretionary investments.
Adjusted free cash flow productivity: Adjusted free cash flow productivity is defined as the ratio of adjusted free cash flow to net earnings. Management views adjusted free cash flow productivity as a useful measure to help investors understand P&G’s ability to generate cash. Adjusted free cash flow productivity is used by management in making operating decisions, allocating financial resources and for budget planning purposes. This measure is also used in assessing the achievement of management goals for at-risk compensation.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures
Amounts in millions except per share amounts	Three Months Ended September 30, 2023	Three Months Ended September 30, 2022
COST OF PRODUCTS SOLD	$10,501	$10,846
GROSS PROFIT	11,371	9,766
GROSS MARGIN	52.0%	47.4%
CURRENCY IMPACT TO GROSS MARGIN	0.6%
CURRENCY-NEUTRAL GROSS MARGIN	52.6%
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE	5,604	4,827
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE AS A % OF NET SALES	25.6%	23.4%
CURRENCY IMPACT TO SELLING, GENERAL AND ADMINISTRATIVE EXPENSE AS A % OF NET SALES	(0.4)%
CURRENCY-NEUTRAL SELLING, GENERAL AND ADMINISTRATIVE EXPENSE AS A % OF NET SALES	25.2%
OPERATING INCOME	5,767	4,939
OPERATING MARGIN	26.4%	24.0%
CURRENCY IMPACT TO OPERATING MARGIN	1.0%
CURRENCY-NEUTRAL OPERATING MARGIN	27.4%
NET EARNINGS ATTRIBUTABLE TO P&G	4,521	3,939

DILUTED NET EARNINGS PER COMMON SHARE (1)	$1.83	$1.57
CURRENCY IMPACT TO EARNINGS	$0.07
CURRENCY-NEUTRAL CORE EPS	$1.90
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,475.2	2,503.6
COMMON SHARES OUTSTANDING - September 30, 2023	2,356.9
(1) Diluted net earnings per share are calculated on Net earnings attributable to Procter & Gamble.

CHANGE IN CURRENT YEAR REPORTED (GAAP) AND NON-GAAP MEASURES VERSUS PRIOR YEAR REPORTED (GAAP) MEASURES
GROSS MARGIN	460	BPS
CURRENCY-NEUTRAL GROSS MARGIN	520	BPS
SELLING GENERAL & ADMINISTRATIVE EXPENSE AS A % OF NET SALES	220	BPS
CURRENCY-NEUTRAL SELLING GENERAL & ADMINISTRATIVE EXPENSE AS A % OF NET SALES	180	BPS
OPERATING MARGIN	240	BPS
CURRENCY-NEUTRAL OPERATING MARGIN	340	BPS
CORE EPS	17%
CURRENCY-NEUTRAL CORE EPS	21%
Certain columns and rows may not add due to rounding.

Organic sales growth:

July - September 2023	Net Sales Growth	Foreign Exchange Impact	Acquisition & Divestiture Impact/Other (1)	Organic Sales Growth
Beauty	3%	3%	(1)%	5%
Grooming	6%	3%	—%	9%
Health Care	11%	(1)%	—%	10%
Fabric & Home Care	8%	1%	—%	9%
Baby, Feminine & Family Care	5%	2%	—%	7%
Total P&G	6%	1%	—%	7%
(1)Acquisitions/Divestiture Impact/Other includes the volume and mix impact of acquisitions and divestitures and rounding impacts necessary to reconcile net sales to organic sales.

Total P&G	Net Sales Growth	Combined Foreign Exchange & Acquisition/Divestiture Impact/Other (1)	Organic Sales Growth
FY 2024 (Estimate)	+2% to +4%	+1% to +2%	+4% to +5%
(1)Acquisitions/Divestiture Impact/Other includes the volume and mix impact of acquisitions and divestitures and rounding impacts necessary to reconcile net sales to organic sales.
Adjusted free cash flow (dollar amounts in millions):

Three Months Ended September 30, 2023
Operating Cash Flow	Capital Spending	U.S. Tax Act Payments	Adjusted Free Cash Flow
$4,904	$(925)	$422	$4,401
Adjusted free cash flow productivity (dollar amounts in millions):

Three Months Ended September 30, 2023
Adjusted Free Cash Flow	Net Earnings	Adjusted Free Cash Flow Productivity
$4,401	$4,556	97%